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                                                                                                                      EXHIBIT 12(b)
                                             SALOMON INC AND SUBSIDIARIES
                                     Calculation of Ratio of Earnings to Combined
                                        Fixed Charges and Preferred Dividends
                                                     (Unaudited)

                                                      Nine
                                                    Months
                                                     Ended
                                                    Sept 30,                     Years Ended December 31,
                                                               --------------------------------------------------------

Dollars in millions                                   1996        1995       1994        1993         1992        1991
-----------------------------------------------------------------------------------------------------------------------

Earnings:

 Income (loss) before income taxes and cumulative
   effect of change in accounting principles      $  1,131   $     708  $    (831)   $  1,465    $   1,056    $    919
 Add fixed charges (see below)                       3,593       5,825      4,919       4,644        4,373       5,704
 Other adjustments                                      (5)        (11)        (3)         22           20          (4)
                                                    -------    --------   --------     -------     --------     -------
Earnings as defined                               $  4,719   $   6,522  $   4,085    $  6,131    $   5,449    $  6,619
                                                    =======    ========   ========     =======     ========     =======

Fixed Charges and
 Preferred Dividends:
 Interest expense                                 $  3,562   $   5,782  $   4,892    $  4,600    $   4,324    $  5,638
 Other adjustments                                      31          43         27          44           49          66
                                                    -------    --------   --------     -------     --------     -------
Fixed charges as defined                             3,593       5,825      4,919       4,644        4,373       5,704
Preferred stock dividends (tax
 equivalent basis)                                      90         106        129          83          131         121
                                                    -------    --------   --------     -------     --------     -------
Combined fixed charges
 and preferred dividends                          $  3,683   $   5,931  $   5,048    $  4,727    $   4,504    $  5,825
                                                    =======    ========   ========     =======     ========     =======

Ratio of earnings to
 combined fixed charges
 and preferred dividends                              1.28        1.10       0.81*       1.30         1.21        1.14
                                                    =======    ========   ========     =======     ========     =======

NOTES:
The ratio of earnings to combined fixed charges and preferred dividends was calculated by dividing the sum of fixed charges and tax equivalent preferred dividends into the sum of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges, including preferred dividends. The amount by which fixed charges, including preferred dividends, exceeded earnings as defined for the year ended December 31, 1994 was $963 million.

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